Exhibit 10.8

PETROQUEST ENERGY, INC.

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made and entered into by and between PetroQuest Energy, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and [__________] (“Participant”), an individual, on the 8th day of February, 2019 (the “Grant Date”), pursuant to the PetroQuest Energy, Inc. 2019 Long Term Incentive Plan (the “Plan”). The Plan is incorporated by reference herein in its entirety.

1. Grant of Stock Option. As of the Grant Date, the Company, hereby grants a Stock Option (the “Option”) to the Participant, to purchase [__________] shares of Stock (“Shares”), subject to the terms and conditions of this Agreement and the Plan. The Shares, when issued to Participant upon the exercise of the Option, shall be fully paid and nonassessable. The Option is an “incentive stock option” as defined in Section 422 of the Internal Revenue Code. The Participant’s execution of this Agreement shall be Participant’s agreement to be bound by the terms of this Agreement and Plan with respect to the Option.

2. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise specifically provided herein.

3. Option Term. The Option shall commence on the Grant Date and terminate on the date immediately prior to the seventh (7th) anniversary of the Grant Date. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period.”

4. Option Price. The exercise price per share (the “Option Price”) shall be (i) $10.00 with respect to 50% of the Shares subject to the Option and (ii) $12.50 with respect to the remaining 50% of the Shares subject to the Option, each of which equals or exceed the Fair Market Value of a Shares on the Grant Date.

5. Vesting. Subject to Section 9, the Options will vest and become exercisable upon the earlier to occur of (i) attainment of a 20-trading day volume-weighted average price of a Share at least equal to the applicable Option Price following the Grant Date or (ii) a “Change in Control” (as defined in the Participant’s termination agreement between the Participant and the Company, and if there is no such termination agreement, as provided in the employment agreement between the Participant and the Company, and if neither applies, then as defined in the Plan). The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

6. Method of Exercise. The Option is exercisable by delivery of a written notice to the attention of the Secretary of the Company at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, signed by the Participant, specifying the Option being exercised by reference to the Option Price, the number of Shares to be acquired on, and the effective date of, such exercise. The Participant may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day preceding the proposed exercise day.

7. Method of Payment. The Option Price upon exercise of the Option shall be payable to the Company in full: (i) in cash or its equivalent, or (ii) by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or (iii) by a combination of (i) and (ii) above as elected by the Participant and specified in the written notice of exercise. Any payment in shares of Stock owned by Participant shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents as the Secretary may require. If the payment of the Option Price is remitted partly in Shares, the balance of the payment of the Option Price shall be paid in either cash, certified check, bank cashiers’ check, or by wire transfer. The Committee may allow any other means of exercise which the Committee, in its discretion, determines to be consistent with the Plan’s purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Participant, in the name of the Participant or other appropriate recipient, Share certificates for the number of Shares purchased under the Option. Such delivery shall be effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Participant or other appropriate recipient.

8. Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, including any such laws or regulations or Company policies respecting blackout periods, or any rules or regulations of any stock exchange on which the Common Stock may be listed.

9. Termination of Employment. Voluntary or involuntary termination of employment and the death or Disability of Participant shall affect Participant’s rights under the Option as follows:

(a) Termination for Cause. The vested and non-vested portions of the Option shall expire on 12:01 am. (CST) on the date of termination of employment and shall not be exercisable to any extent if Participant’s employment with the Company is terminated for “Cause,” which for the purposes of this Agreement shall have the meaning of such term in the termination or employment agreement between the Participant and the Company (without regard to any requiring any “change in control” as provided therein), and if neither applies, then as defined in the Plan.

(b) Other Involuntary Termination or Voluntary Termination. If Participant’s employment with the Company is terminated for any reason other than for Cause, then (i) the non-vested portion of the Option shall immediately expire on the termination date (ii) the vested portion of the Option shall remain outstanding for the balance of the Option Period upon which the Option shall expire to the extent not exercised. In no event may the Option be exercised after the expiration of the Option.

10. Qualification as an Incentive Stock Option. The Participant understands that the Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, subject to the limitations of Section 422 of the Code. The Participant must meet certain holding periods under Section 422(a) of the Code to obtain the federal income tax treatment applicable to the exercise of incentive stock options and the disposition of Shares acquired thereby.

The Participant further understands that the Option Price of this Option has been set by the Committee at a price that the Committee determined to be not less than 100% (or, if the Participant, at the Grant Date, owned more than 10% of the total combined voting power of the Company’s outstanding voting securities, 110%) of the Fair Market Value, as determined in accordance with the Plan, of a Share on the Grant Date. The Participant further understands and agrees, however, that neither the Company nor the Committee shall be liable or responsible for any additional tax liability incurred by the Participant in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an “incentive stock option” within the meaning of the Code.

11. Independent Legal and Tax Advice. Participant acknowledges that the Company has advised Participant to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

12. Reorganization of Company. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13. Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of this Option as provided in the Plan.

14. No Rights in Shares. Participant shall have no rights as a stockholder in respect of the Shares until the Participant becomes the record holder of such Shares.

15. Investment Representation. Participant will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Participant hereunder may contain a legend restricting their transferability as determined by the Company in its discretion that is reasonably necessary.

16. No Guarantee of Employment. The Option shall not confer upon Participant any right to continued employment with the Company or any subsidiary or affiliate thereof.

17. Withholding of Taxes. This Option is subject to and the Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state, or local tax withholding obligations; provided however, that at Participant’s election in the written notice for exercise, the Company shall make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law.

18. General.

(a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address or method as may be designated in writing by either of the parties to one another, including electronic notices. Notices shall be effective upon receipt.

(b) Shares Reserved. Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.

(c) Nontransferability of Option. The Option granted pursuant to this Agreement is not transferable other than by will, the laws of descent and distribution or by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code). The Option will be exercisable during Participant’s lifetime only by Participant or by Participant’s legal representative in the event of Participant’s Disability. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Participant.

(d) Amendment and Termination. No amendment, modification or termination of the Option or this Agreement that is adverse to the Participant shall be made at any time without the written consent of Participant and Company.

(e) No Guarantee of Tax Consequences. The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Option. The Participant has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

(f) Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(g) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Participant regarding the grant of the Options covered hereby.

(h) Governing Law. The Option shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Delaware law.

IN WITNESS WHEREOF, the Company has, as of the Grant Date caused this Agreement to be executed on its behalf by its duly authorized officer, and Participant has hereunto executed this Agreement as of the same date.

PETROQUEST ENERGY, INC.

By:

Name:
Title:

Address:	400 E. Kaliste Saloom Road Suite 6000 Lafayette, Louisiana 70508

OPTIONEE

By:

Name:
Title:

Address:

[SIGNATURE PAGE TO OPTION AGREEMENT]